Exhibit 99.1

Peter Witty Joins Cable ONE as Senior Vice President, General Counsel, and Secretary

March 13, 2018 - Phoenix, Arizona -- (BUSINESS WIRE) – Cable One, Inc. (NYSE: CABO) today announced that Peter N. Witty will join the Company as Senior Vice President, General Counsel and Secretary on April 2, 2018.

With more than 20 years of legal experience, Witty joins Cable ONE from the Gas Technology Institute (GTI), a leading energy research, development and training organization where he currently serves as General Counsel and Secretary. Prior to GTI, Witty spent 10 years with Abbott Laboratories, serving in various positions, including as Senior Counsel and Division Counsel. Witty also previously practiced law as an associate at Latham & Watkins LLP and Ross & Hardies (now McGuireWoods LLP).

“Peter brings a wealth of legal and governance expertise, and he will be an excellent addition to our executive leadership team,” said Julie Laulis, Cable ONE President and CEO. “His diverse experience and strong business acumen related to mergers and acquisitions, legal compliance and technology commercialization will be a tremendous asset as we continue to focus on the growth and long-term success of Cable ONE.”

Witty holds a Juris Doctor from Notre Dame Law School and a bachelor’s degree in aerospace engineering from the University of Notre Dame. He is also a graduate of the Stanford Executive Program at the Graduate School of Business at Stanford University. Prior to attending law school, Witty was an officer and helicopter pilot in the 101st Airborne Division (Air Assault), where he served during Operations Desert Shield/Desert Storm.

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About Cable ONE

Cable One, Inc. (NYSE: CABO) is among the 10 largest cable companies in the United States and a leading broadband communications provider. Serving nearly 800,000 residential and business customers in 21 states, Cable ONE provides consumers with a wide array of communications and entertainment services, including high-speed internet and advanced Wi-Fi solutions, cable television and phone service. Cable ONE Business provides scalable and cost-effective products for businesses ranging in size from small to mid-market, in addition to enterprise, wholesale and carrier customers.

CONTACTS:
Trish Niemann
Corporate Communications Director
602.364.6372
patricia.niemann@cableone.biz

Kevin Coyle

CFO

investor_relations@cableone.biz